Exhibit 5.1

Goodwin Procter LLP 601 Marshall St. Redwood City, CA 94063

goodwinlaw.com +1 650 752 3100
June 15, 2026
Pattern Group Inc.
1441 West Innovation Way, Suite 500
Lehi, UT 84043
Re: Securities Registered under Registration Statement on Form S-1
We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 initially publicly filed with the Securities and Exchange Commission on June 15, 2026 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by a stockholder of by Pattern Group Inc., a Delaware corporation (the “Company”), of up to 9,200,000 shares (the “Shares”) of the Company’s Series A Common Stock, $0.001 par value per share (“Series A Common Stock”) to be sold by the selling stockholder listed in the Registration Statement under “Selling Stockholder” (the “Selling Stockholder”), including Shares purchasable by the underwriters upon their exercise in full of an option to purchase additional shares granted to the underwriters by the Selling Stockholder. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, the Selling Stockholder, and such underwriters (the “Underwriting Agreement”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
The opinion set forth below is limited to the Delaware General Corporation Law.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.
This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.
In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP